News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Patrick R. Stobb
(734) 855-3140

Media Contact:
Manley Ford
(734) 855-2616
TRW Automotive Reports First Quarter 2006 Financial Results;
Provides Update on 2006 Outlook
LIVONIA, MICHIGAN, May 3, 2006 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported first-quarter 2006 financial results with sales of $3.4 billion, an increase of 5.3 percent compared to the same period a year ago. Net earnings for the quarter were $47 million, or $0.46 per diluted share, which compares to net earnings of $50 million or $0.50 per diluted share in the prior year quarter.
As previously announced, first-quarter 2006 earnings included expenses of $57 million for loss on retirement of debt associated with the tender for the outstanding GBP 94.6 million 10.875% bonds of the Company’s Lucas Industries Limited subsidiary. First quarter net earnings excluding these expenses were $104 million, or $1.01 per diluted share, which were above previously provided guidance primarily due to a higher level of revenues, a more favorable operational performance and a lower level of tax expense than previously anticipated.
“We posted a strong start to the year, highlighted by solid first quarter financial results, steady progress on our operating initiatives and new business awards at a level that supports our future growth expectations,” said John Plant, president and chief executive officer. “Although industry conditions remain challenging, we have been successful at growing the business and executing our strategic restructuring initiatives at an accelerated pace.”

Mr. Plant added, “Looking to the remainder of the year, our ability to achieve our objectives will depend heavily on the execution of our operating strategies, particularly in the second half of the year, where we anticipate fundamentals will worsen due to heightened commodity inflation and softer industry production schedules.”
First Quarter 2006
The Company reported first-quarter 2006 sales of $3.4 billion, an increase of $171 million or 5.3 percent compared to prior year sales of $3.2 billion. The increase resulted primarily from the inclusion of sales from the acquisition of Dalphi Metal Espana, S.A. (“Dalphimetal”), which was acquired in October 2005, together with sales growth from safety products and the net benefit of higher vehicle production, primarily in Europe. These positives were partially offset by the negative effect of foreign currency translation and price reductions provided to customers.
Operating income for first-quarter 2006 was $227 million, which represents an increase of $75 million over the prior year total of $152 million. The positive variance resulted primarily from the increased level of sales and from a beneficial product mix that favored the Company’s Occupant Safety business. In addition, savings generated from cost reduction, productivity and restructuring programs and the non-recurrence of certain customer solvency and currency related expenses also contributed to the year-to-year increase in operating income. These items were in part offset by price reductions provided to customers and the negative net impact of commodity inflation. Restructuring expenses in both the first quarter of 2006 and 2005 were $8 million.
Net interest and securitization expense for first-quarter 2006 totaled $61 million. In comparison, the prior year totaled $59 million, which included expenses of $3 million related to a refinancing transaction. The year-to-year increase in expense can be attributed to the impact of rising interest rates on the Company’s floating rate debt and incremental bank debt assumed at the time of the Dalphimetal acquisition that more than offset interest savings related to past debt reduction and capital structure improvement efforts and the non-recurrence of debt refinancing expenses. As mentioned previously, the Company incurred charges of $57 million related to the redemption of the 10.875% Lucas bonds during the 2006 quarter.

Tax expense in the 2006 quarter was $63 million, resulting in an effective tax rate of 57 percent. The effective tax rate excluding the previously mentioned $57 million loss on retirement of debt was 38 percent, which is below the expected annual rate as a result of the Company’s quarterly geographical earnings profile.
Net earnings in the first quarter of 2006 were $47 million, or $0.46 per diluted share, which compares to $50 million or $0.50 per share in the 2005 period. Net earnings excluding the $57 million for loss on retirement of debt were $104 million or $1.01 per diluted share.
Earnings before interest, securitization costs, loss on retirement of debt, taxes, depreciation and amortization (“EBITDA”) were $360 million in the first-quarter, which is a 27 percent increase compared to prior year EBITDA of $283 million. The year-to-year increase can be attributed to the higher level of operating income in the 2006 quarter.
Capital Structure/Liquidity
First-quarter 2006 net cash provided by operating activities was $18 million, which compares to cash used of $51 million in the prior year quarter. Capital expenditures for the quarter were $83 million, which is equal to the level reported in the 2005 period.
On February 2, 2006, the Company’s wholly owned subsidiary, Lucas Industries Limited, completed the tender for its outstanding GBP 94.6 million 10.875% bonds. The transaction was funded with cash on hand. As mentioned previously, the Company incurred a $57 million charge for loss on retirement, which reflects the difference between the tender amount and the book value of debt related to the bonds at the time of the transaction.
As of March 31, 2006, the Company had $3,046 million of debt and $390 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $2,656 million. Net debt increased by $96 million compared to year-end 2005 primarily due to the $57 million premium associated with the bond tender transaction and the impact of net cash used in operating and investing activities, which historically is a net outflow in the first quarter due to seasonal factors.

2006 Outlook
For full-year 2006, the Company continues to expect revenue in the range of $12.8 to $13.2 billion. However, guidance related to net earnings has been revised upward from previous levels as a result of the strong first quarter results announced today. Accordingly, the Company now expects earnings per diluted share in the range of $1.30 to $1.60, which includes the $57 million charge related to the bond tender transaction. Earnings per diluted share excluding this charge are expected to be in the range of $1.85 to $2.15.
The Company expects pre-tax restructuring expenses of $50 million and an effective tax rate of approximately 45 percent, which excludes expenses related to the bond tender transaction. Lastly, the Company’s estimate for capital expenditures remains at approximately 4 percent of sales for the year.
For the second quarter of 2006, the Company expects revenue of approximately $3.4 billion and operating income to be slightly below the level achieved in the comparable prior year period.
First Quarter 2006 Conference Call
The Company will host its first-quarter 2006 conference call at 9:00 a.m. (EDT) today, Wednesday, May 3rd, to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.
A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 8234357. A live audio web cast and subsequent replay of the conference call will also be available on the Company’s website at www.trwauto.com/results.

Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”). Management believes these non-GAAP measures are useful to evaluate operating performance and/or regularly used by security analysts, institutional investors and other interested parties in the evaluation of the Company.
Non-GAAP measures are not purported to be a substitute for any GAAP measure and as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.
About TRW
With 2005 sales of $12.6 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 63,000 people in 25 countries. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in our Report on Form 10-K for the fiscal year ended December 31, 2005 (the “10-K”), and include: work stoppages or other labor issues at the facilities of our customers or suppliers; possible production cuts or restructuring by our customers; loss of market share by domestic vehicle manufacturers; efforts by our customers to consolidate their supply base; severe inflationary pressures impacting the market for commodities; non-performance by, or insolvency of, our suppliers and customers, which may be exacerbated by recent bankruptcies; escalating pricing pressures from our customers; our dependence on our largest customers; interest rate risk arising from our variable rate indebtedness; fluctuations in foreign exchange rates; our substantial leverage; product liability and warranty and recall claims; limitations on flexibility in operating our business contained in our debt agreements; the possibility that our owners’ interests will conflict with ours and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.
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TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page
Consolidated Statements of Operations (unaudited) for the three months ended March 31, 2006 and April 1, 2005	A2

Condensed Consolidated Balance Sheets as of March 31, 2006 (unaudited) and December 31, 2005	A3

Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended March 31, 2006 and April 1, 2005	A4

Reconciliation of GAAP Net Earnings to EBITDA (unaudited) for the three months ended March 31, 2006 and April 1, 2005	A5

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the three months ended March 31, 2006	A6
The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2005, as filed with the United States Securities and Exchange Commission on February 23, 2006.

A1

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

(In millions, except per share amounts)	Three Months Ended
	March 31, 2006	April 1, 2005
Sales	$3,396	$3,225
Cost of sales	3,039	2,915

Gross profit	357	310
Administrative and selling expenses	129	136
Amortization of intangible assets	9	8
Restructuring charges and asset impairments	8	8
Other (income) expense — net	(16)	6

Operating income	227	152
Interest expense — net	60	58
Loss on retirement of debt	57	—
Accounts receivable securitization costs	1	1
Equity in earnings of affiliates, net of tax	(4)	(5)
Minority interest, net of tax	3	2

Earnings before income taxes	110	96
Income tax expense	63	46

Net earnings	$47	$50

Basic earnings per share:
Earnings per share	$0.47	$0.51

Weighted average shares	99.5	99.0

Diluted earnings per share:
Earnings per share	$0.46	$0.50

Weighted average shares	103.0	101.0

A2

TRW Automotive Holdings Corp.
Condensed Consolidated Balance Sheets

(Dollars in millions)	As of
	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$373	$659
Marketable securities	17	17
Accounts receivable — net	2,203	1,948
Inventories	709	702
Prepaid expenses and other current assets	278	273

Total current assets	3,580	3,599

Property, plant and equipment — net	2,532	2,538
Goodwill	2,297	2,293
Intangible assets — net	761	769
Prepaid pension cost	235	222
Other assets	834	809

Total assets	$10,239	$10,230

Liabilities, Minority Interests and Stockholders’ Equity
Current liabilities:
Short-term debt	$98	$98
Current portion of long-term debt	49	37
Trade accounts payable	1,952	1,865
Accrued compensation	254	280
Other current liabilities	1,358	1,310

Total current liabilities	3,711	3,590

Long-term debt	2,899	3,101
Post-retirement benefits other than pensions	909	917
Pension benefits	795	795
Other long-term liabilities	530	513

Total liabilities	8,844	8,916

Minority interests	107	106

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,151	1,142
Retained earnings	179	132
Accumulated other comprehensive losses	(43)	(67)

Total stockholders’ equity	1,288	1,208

Total liabilities, minority interests, and stockholders’ equity	$10,239	$10,230

A3

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(Dollars in millions)	Three Months Ended
	March 31, 2006	April 1, 2005
Operating Activities
Net earnings	$47	$50
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	132	128
Other — net	11	(20)
Changes in assets and liabilities, net of effects of businesses acquired or divested	(172)	(209)

Net cash provided by (used in) operating activities	18	(51)

Investing Activities
Capital expenditures	(83)	(83)
Net proceeds from asset sales and divestitures	8	—
Other — net	(1)	—

Net cash used in investing activities	(76)	(83)

Financing Activities
Change in short-term debt	(3)	(1)
Proceeds from issuance of long-term debt	3	1,293
Redemption of long-term debt	(250)	(1,506)
Debt issue costs	—	(4)
Issuance of capital stock, net of fees	—	143
Repurchase of capital stock	—	(143)
Proceeds from exercise of stock options	7	—

Net cash used in financing activities	(243)	(218)
Effect of exchange rate changes on cash	15	(3)

Decrease in cash and cash equivalents	(286)	(355)
Cash and cash equivalents at beginning of period	659	790

Cash and cash equivalents at end of period	$373	$435

A4

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to EBITDA
(Unaudited)
The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2005, which contains summary historical data.
The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is a useful measurement because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance, or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

(Dollars in millions)	Three Months Ended
	March 31, 2006	April 1, 2005
GAAP net earnings	$47	$50
Income tax expense	63	46
Interest expense — net	60	58
Loss on retirement of debt	57	—
Accounts receivable securitization costs	1	1
Depreciation and amortization	132	128

EBITDA	$360	$283

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s February 2, 2006 repurchase of its subsidiary Lucas Industries Limited’s £94.6 million 10 7/8% bonds due 2020 for £137 million, or approximately $243 million, the Company recorded a loss on retirement of debt of £32 million, or approximately $57 million. Such loss on retirement of debt carries zero tax benefit due to the Company’s tax loss position in the respective jurisdiction.
The following adjustment excludes the loss on retirement of debt to show the impact as if this transaction had not occurred.

	Three Months			Three Months
	Ended			Ended
	March 31, 2006			March 31, 2006
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$3,396	$—		$3,396
Cost of sales	3,039	—		3,039

Gross profit	357	—		357
Administrative and selling expenses	129	—		129
Amortization of intangible assets	9	—		9
Restructuring charges and asset impairments	8	—		8
Other income — net	(16)	—		(16)

Operating income	227	—		227
Interest expense, net	60	—		60
Loss on retirement of debt	57	(57	) (a)	—
Account receivable securitization costs	1	—		1
Equity in earnings of affiliates, net of tax	(4)	—		(4)
Minority interest, net of tax	3	—		3

Earnings before income taxes	110	57		167
Income tax expense	63	—		63

Net earnings	$47	$57		$104

Effective tax rate	57%			38%

Basic earnings per share:
Earnings per share	$0.47			$1.05

Weighted average shares	99.5			99.5

Diluted earnings per share:
Earnings per share	$0.46			$1.01

Weighted average shares	103.0			103.0

(a)	Reflects the elimination of the loss on retirement of debt.

A6